EXHBIT 10.8

FIRST AMENDMENT TO THE LOAN AGREEMENT

FIRST AMENDMENT made with an effective date as of this 30th day of December, 2010 (the “First Amendment”) to the Loan Agreement made as of December 17, 2009 by and between SOVEREIGN BANK, a federal savings bank with an usual office at 1350 Main Street, Springfield, Massachusetts (hereinafter referred to as the “Lender”), and OMEGA FLEX, INC., a Pennsylvania corporation with an usual place of business and mailing address at  213 Court Street, Suite 701, Middletown, Connecticut (hereinafter referred to as the “Borrower”).

RECITALS

On or about December 17, 2009, the Borrower and the Bank entered into various commercial credit relationships evidenced by and including, without limitation:  (i) a Loan and Security Agreement (the “Loan Agreement”) relating to a Revolving Loan in the original principal amount of up to $15,000,000 (the “Revolving Loan”); and (ii) other loan documents executed by the Borrower in favor of the Bank.

The Borrower and the Bank have recently agreed to decrease the principal amount of the Revolving Loan from up to $15,000,000 to become up to $10,000,000, to commit availability of the Loan for four (4) additional years, to change the interest rate pricing, to revise the financial covenant relating to the Borrower’s Funded Debt/Tangible Net Worth and to provide for an early cancellation of the Revolving Loan at the Borrower’s election.

Consequently, the Bank and the Borrower have agreed that the Borrower will execute and deliver to the Bank:  (i) this First Amendment; and (ii) an Amended and Restated Committed Revolving Line of Credit Note in the principal amount of up to Ten Million ($10,000,000) Dollars as made by the Borrower in favor of the Bank, dated as of the same day of this First Amendment (the “Committed, Revolving Note”).

AGREEMENT

In furtherance of the foregoing and in consideration of the mutual promises contained herein, the parties agree to amend the Loan Agreement, as follows:

1.           Terms not otherwise defined in this First Amendment shall have the same meanings as set forth in the Loan Agreement.

2.           Paragraph 1.1 of Section 1 of the Loan Agreement entitled:  “Defined Terms” is hereby amended or modified by deleting those definitions set forth below and substituting the following in place thereof:

“Agreement” means the Loan and Security Agreement dated December 17, 2009 amended by a First Amendment to the Loan and Security Agreement dated December 30, 2010 and as further amended from time to time.

“Maturity Date” means December 31, 2014 and as that date may be extended, renewed or modified in the sole discretion of the Bank.

“Notes” shall collectively mean the Committed, Revolving Note executed by the Borrower in favor of the Bank and all other notes executed and delivered by the Borrower to the Bank presently and in the future from time to time, all as the same may be amended, modified or supplemented from time to time.

3.           Paragraph 1.1 of Section 1 of the Loan Agreement is hereby amended by adding the following definitions:

“Committed, Revolving Note” shall have the meaning first ascribed above.

4.           Sections 2.1, 2.2, 2.3, 2.4 and 2.8 of the Loan Agreement are hereby amended by deleting those sections in their entirety, and substituting in lieu thereof the following:

“2.           TERMS OF COMMITTED REVOLVING LOAN.

2.1           Committed Revolving Loan; Availability; Purpose.  From time to time the Bank shall, unless the Borrower shall be then in Default, make revolving loan(s) to the Borrower of such amounts as the Borrower may request and the Bank may approve in its reasonable discretion; provided, however, that the aggregate principal amount of the Revolving Loan at any time outstanding shall not exceed Ten Million ($10,000,000.00) Dollars.  The Revolving Loan shall be evidenced by the Committed, Revolving Note to be executed and delivered by the Borrower to the Bank upon the execution of this Agreement.

2.2           Interest Rate.  The annual interest rate of all Loan Advances shall be established on a quarterly basis by reference to the Pricing Tier corresponding with the Borrower’s then current Funded Debt to Tangible Net Worth Ratio, as is more particularly described in Exhibit A, which is attached to this First Amendment and to the Committed, Revolving Note, and is made a part hereof.  The interest rate in effect as of the date of this First Amendment shall be the Tier V interest rates set forth in Exhibit A.

2.3           Advances.  Advances will be made in the Bank’s reasonable discretion and so long as the Borrower is not in Default.  The Revolving Loan will be due and payable on December 31, 2014 despite the enumeration of an Event of Default, set forth herein and despite the use of any express or implied term. The obligation of the Bank to make initial advances to the Borrower is subject to the conditions precedent in Section 4 below.  The obligation of the Bank to make any subsequent advances is subject to the conditions precedent that:  (a) no event has occurred and is continuing which would constitute an Event of Default; (b) no event would constitute an Event of Default; (c) the Bank has, upon request, received a certificate signed by a duly authorized officer of the Borrower stating that all representations and warranties contained in this Loan Agreement are correct as though made on and as of the date of such certificate; (d) the Bank has received such other approvals, opinions, or documents as the Bank may reasonably request; and (e) there has been no material adverse change in the financial condition of the Borrower since the date of the latest financial statement delivered to the Bank.

The Borrower agrees that the Bank may, in its reasonable discretion and provided that the Borrower is not in Default, and only through the undersigned officer of the Bank (or in the undersigned officer's absence another officer of the Bank), make loan advances of the principal amount of the Committed, Revolving Note to the Borrower upon written authority only of any officer executing the Borrower’s Banking Resolutions on behalf of the Borrower.  The Bank may deliver the Revolving Loan proceeds by direct deposit to any demand deposit account of the Borrower with the Bank or otherwise, as so authorized, and all such Revolving Loan advances as evidenced by the Committed, Revolving Note and any amendment thereto shall represent binding obligations of the Borrower and any endorser(s) thereunder.

Interest shall be calculated on the basis of a 360 day year over the actual number of elapsed days.  All payments made hereunder shall be applied first to the payment of fees and expenses, second to late charges hereunder, third to the payment of interest, and then the balance, if any, shall be applied to the payment of principal.

Notwithstanding the foregoing Maturity Date, the Borrower, at its election, may terminate the Revolving Loan at any time by providing the Bank with a written notice of not less than thirty (30) days prior to the date that the Revolving Loan is to be terminated (the “Effective Termination Date”).  If any principal is outstanding on the Effective Termination Date, the Borrower shall pay to the Bank all amounts then due, including principal, interest, prepayment penalty and late fees, if any.

2.4           Repayment.  Beginning on the date which is thirty (30) days from the date of the Committed, Revolving Note and continuing on the same day of each month thereafter until the Maturity Date, the Borrower shall make to Bank payments of interest only on the outstanding principal balance of all Loan Advances from the day that an advance is made.  THE ENTIRE OUTSTANDING PRINCIPAL BALANCE (INCLUDING ANY BALLOON PAYMENT) AND ALL ACCRUED AND UNPAID INTEREST SHALL BE DUE AND PAYABLE IN FULL ON DECEMBER 31, 2014.

2.8           Unused Fees.  In connection with the Revolving Loan, the Borrower agrees to pay a fee on any difference between the total amount of principal available under the Committed Revolving Note (the "Commitment") and the total aggregate amount of all outstanding Loan Advances, determined daily as of 1 p.m. Eastern Time, during the specified period and in the amounts described under the header entitled:  “Applicable Unused Fees” as set forth in Exhibit A.  Such amount (the "Unused Fee") will be sum for each day during the calendar quarter of (a) the difference of the Commitment and the total aggregate amount of all Loan Advances outstanding each day as of 1 p.m. Eastern Time, (b) multiplied by the applicable unused fee shown on Exhibit A(c) divided by 360.

5.           A new Section 4.6 of the Loan Agreement entitled:  “Conditions Precedent to Future Advances of the Revolving Loan, as Amended” is hereby added as follows:

“4.6           CONDITIONS PRECEDENT TO FUTURE ADVANCES OF THE REVOLVING LOAN, AS AMENDED.

The obligation of the Bank to make the Revolving Loan shall be subject to the condition precedent that the Bank shall have received on or before the day of the first advance under the Revolving Loan each of the following, in form and substance satisfactory to the Bank and its counsel:

4.6.1           Execution of Note.  The Committed Revolving Note duly executed by the Borrower.

4.6.2           Evidence of Authority and Incumbency of Representatives.  Certified (as of the date of this Agreement) copies of all action taken by the Borrower, including resolutions of and of its directors, authorizing the execution, delivery, and performance of the Loan Documents to which it is a party and each other document to be delivered pursuant to this Agreement together with a certificate (dated as of the date of this Agreement) of its corporate secretary certifying the names and true signatures who may act on behalf of the Borrower and who are authorized to sign the Loan Documents to which the Borrower is a party and the other documents to be delivered by the Borrower under this Agreement.

4.6.3           Other Related Documents.  The Bank shall have received such other approvals, opinions, certificates, conditions or documents as the Bank may reasonably request, including:

4.6.3.1                      The payment of a commitment fee to the Bank in the amount of Five Thousand ($5,000.00) Dollars.  The Borrower agrees to pay the Bank an annual commitment fee of Five Thousand ($5,000.00) Dollars (each an “Annual Commitment Fee”) for so long as the Revolving Loan is made available to the Borrower.  The Annual Commitment Fee shall be due and payable on each anniversary date of this First Amendment.

4.6.3.2  All other documents which are required in reasonable discretion of the Bank and its counsel.”

6.           Section 11.6.2 entitled:  “Funded Debt to Tangible Net Worth Ratio” is hereby deleted in its entirety and the following is substituted in lieu thereof:

“11.6.2  Funded Debt to Tangible Net Worth Ratio.  The ratio of Borrower’s (i) Funded Debt to its (ii) Tangible Net Worth shall be less than 3.75 to 1.0 as determined in accordance with GAAP consistently applied.  “Funded Debt” shall mean the Borrower’s loans and obligations with a maturity of one year or more which bears interest including the Committed, Revolving Note.”

7.           The Borrower hereby grants, regrants and confirms to the Bank the grant of a security interest in all of the Borrower’s Collateral as defined in the Agreement.

8.           Representations, Warranties and Covenants.  The Revolving Loan shall be subject to all of the terms and conditions set forth in the Agreement and shall also be subject to such further terms and conditions as are set forth in this First Amendment.  Without limiting the generality of the foregoing, the Borrower reaffirms all representations and warranties contained in Sections 8, 9 and 10 of the Agreement as if such representations and warranties were being made as of the date of this First Amendment.

9.           In all other respects the Loan Agreement is hereby confirmed and ratified and all terms and provisions not amended hereby shall remain in full force and effect.

THIS DOCUMENT INTENTIONALLY ENDS HERE EXCEPT FOR SIGNATURE PAGE

IN WITNESS WHEREOF, the parties have caused this Loan Agreement to be duly executed and delivered by the proper and duly authorized officers as of the date and year first above written.

WITNESS:
SOVEREIGN BANK

s/ Jeanette A. Meyer	By:	s/ James T. Curran
Its Senior Vice President
Duly Authorized

BORROWER:
OMEGA FLEX, INC.

s/ Yolanda Hunnicutt	By:	s/ Paul J. Kane
Its Vice President and Chief Financial Officer

EXHIBIT A
to
FIRST AMENDMENT TO THE LOAN AGREEMENT

Interest rate pricing for the Committed Revolving Line of Credit Note is available at the Borrower’s selection at either “LIBOR” (the London Interbank Offered Rate) plus an applicable margin (the “Applicable Libor Margin”) or the Prime Rate plus an applicable margin (the “Applicable Prime Margin”) determined in accordance with the performance grid listed below.  A Libor rate can be elected for periods of 30, 60 or 90 days.

Pricing Tier	FUNDED DEBT TO TANGIBLE NET WORTH Ratio	Applicable LIBOR Margin	Applicable Prime Margin	Applicable Unused Fee
I	> 3.50x	2.75%	0.50%	35 bps
II	> 3.0x and <3.50x	2.50%	0.25%	30 bps
III	> 2.5x and <3.0x	2.25%	0.00%	25 bps
IV	> 2.0x and < 2.5x	2.00%	Minus 0.25%	20 bps
V	<2.0x	1.75%	Minus 0.50%	17.5 bps

The initial Applicable LIBOR Margin will be 1.75%, and the initial Applicable Prime Margin will be the Prime Rate minus 0.50%, respectively for the period of December __, 2010 until the Bank’s receipt of the 12/31/10 Compliance Certificate from the Borrower.  The Applicable LIBOR Margin and Prime Margin will be reviewed and determined quarterly thereafter as of the last Banking Day in each calendar quarter.

At no time shall the ratio of Borrower’s (i) Funded Debt to its (ii) tangible net worth shall be equal to or greater than 3.75 to 1.0 as determined in accordance with GAAP consistently applied.  “Funded Debt” shall mean the Borrower’s loans and obligations with a maturity of one year or more   which bears interest including the Committed Revolving Line of Credit Note made in favor of Sovereign Bank